         As filed with the Securities and Exchange Commission on August 11, 1999
                                          Registration Statement No. 333-67573

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3

                                (Amendment No. 3)

                             REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                               Fonix Corporation
             (Exact name of registrant as specified in its charter)

                             ----------------------

             DELAWARE                                   22-2994719
 (State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)


                      60 East South Temple Street, Suite 1225
                            Salt Lake City, Utah 84111

                                 (801) 328-8700
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)
                              ----------------------

                                THOMAS A. MURDOCK
                                   PRESIDENT
                               Fonix Corporation
                            60 East South Temple Street
                            Salt Lake City, Utah 84111
                                 (801) 328-8700
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

                                    COPY TO:
                            JEFFREY M. JONES, ESQ.
                          DURHAM JONES & PINEGAR, P.C.

                       50 SOUTH MAIN STREET, SUITE 800
                           SALT LAKE CITY, UTAH 84144


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement as determined by market conditions.
                              ----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                  Proposed           Proposed
                                                                  Maximum            Maximum
                                         Amount                   Aggregate          Aggregate          Amount of
Title of Class of Securities             To be                    Price              Offering           Registration
to be Registered                         Registered               Per Share          Price              Fee
------------------------------------------------------------------------------------------------------------------------

Common Stock,                            59,127,554 shares (1)    $ 0.40650  (2)     $ 24,035,351 (2)   $   6,682 (2)
$.0001 par value per share

Common Stock,                               777,867 shares (3)    $ 0.40650  (4)     $    316,202 (4)   $      88 (4)
$.0001 par value per share

Common Stock,                             8,418,203 shares (5)    $ 0.40650  (2)     $ 3,422,000 (2)   $      951 (2)
$.0001 par value per share

Common Stock,                                34,800 shares (6)    $ 0.40650  (4)     $     14,146 (4)   $       4 (4)
$.0001 par value per share
                                         =================                           ============       ==========
    Totals                               68,358,424 shares                           $ 27,787,699       $   7,725*
------------------------------------------------------------------------------------------------------------------------

* The Company already paid a filing fee of $24,701 with the original filing based on calculations made pursuant to Rule 457(c) and Section 6 of the Securities Act of 1933.

(1) Includes (i) 1,288,479 shares issued as restricted stock upon the conversion of 36,000 shares of Series D 4% Convertible Preferred Stock (the "Series D Preferred"), together with shares issued as payment of dividends accrued thereon prior to the date hereof, (ii) 56,074,625 shares, representing the shares issuable upon a hypothetical conversion of $19,446,680 stated principal amount of 972,334 shares of Series D Preferred, assuming such a conversion occurred on June 14, 1999, and (iii) up to 1,764,450 shares issuable upon payment of accrued dividends on the Series D Preferred in common stock. All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series D Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(2) The fee is estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of Fonix's common stock as reported on the Nasdaq SmallCap Market on June 11, 1999.

(3) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 777,867 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series D Preferred.

(4)        Fee calculated pursuant to Rule 457(g)(3).

(5) Includes (i) 5,837,916 shares issued as restricted stock upon the conversion of 206,500 shares of Series E 4% Convertible Preferred
          Stock (the "Series E Preferred"), together with shares issued as payment of dividends accrued thereon prior to the date hereof, (ii) 2,508,651 shares, representing the shares issuable upon a hypothetical conversion of $870,000 stated principal amount of 43,500 shares of Series E Preferred, assuming such a conversion occurred on June 14, 1999, and (iii) up to 71,636 shares issuable upon payment of accrued dividends on the Series E Preferred in common stock. All included amounts estimated solely for purposes of calculation of the fee. The actual number of shares of common stock issuable upon conversion of all or a portion of the Series E Preferred or of payment of a stock dividend thereon may be more or less than such estimate based on a variety of factors, including the date of conversion and the price of the common stock on such date or the period preceding such date.

(6) Represents shares issuable upon exercise of warrants to purchase up to an aggregate amount of 34,800 shares of Fonix's common stock at an exercise price that shall be 120% of the prevailing market price at the time of exercise, expiring three years after the issue date thereof, which warrants may be issued to the holders of the Series E Preferred.

           Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such Common Stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) OF THE ACT, MAY DETERMINE.
==============================================================================

Prospectus                          Subject to Completion dated August 11 , 1999
                                                                        --------


The information in this prospectus is not complete, and it may change. This prospectus is included in a registration statement that Fonix filed with the Securities and Exchange Commission. The selling stockholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities or the solicitation of an offer to buy these securities in any state where an offer to sell or the solicitation of an offer to buy is not permitted. [GRAPHIC OMITTED]







                               Fonix Corporation
                                   68,358,424
                   Common Stock, par value $.0001 per share

      This prospectus covers the sale of up to 68,358,424 Fonix common stock (the "Shares"). Seven stockholders of Fonix Corporation are offering all of the Shares covered by this prospectus. The selling stockholders will receive all of the proceeds from the sale of the Shares and Fonix will receive none of those proceeds.

      Investment in the shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 8 of this prospectus before purchasing any of the Shares offered by this prospectus.

      Fonix common stock is quoted on the Nasdaq SmallCap Market and trades under the symbol "FONX". Nevertheless, the selling stockholders do not have to sell the Shares in transactions reported on the Nasdaq SmallCap Market, and may offer their Shares through any type of public or private transactions.

                              --------------------

      The Securities and Exchange Commission and state securities regulators have not approved or disapproved the Shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.










                                  August 11, 1999

      Fonix has not registered the Shares for sale by the selling stockholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares covered by this prospectus should confirm that the Shares covered by this prospectus have been registered under the securities laws of the state or states in which sales of such shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

      This prospectus is not an offer to sell any securities other than the Shares covered by this prospectus. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

      Fonix has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering Fonix or the Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it.


                                                   Table of contents

Summary about Fonix and this offering................................................................................3
Recent developments..................................................................................................5
Important information incorporated by reference......................................................................7
Where to get additional information..................................................................................8
Explanation about forward-looking information........................................................................9
Risk factors........................................................................................................10
Use of proceeds.....................................................................................................25
Selling stockholders................................................................................................25
Plan of distribution................................................................................................33
Legal matters.......................................................................................................35
Material changes....................................................................................................35

                                                           ---------------------

                      Summary about Fonix and this offering

Fonix

      Fonix is a development-stage company that aims to make commercially available a comprehensive package of products and technologies that allow humans to interact with computer and other electronic products in a more efficient, intuitive and natural way than traditional methods such as the keyboard. Specifically, Fonix has developed proprietary automated speech-recognition and related technologies such as text-to-speech, which refers to computer software which can read computer-based text using a synthetic voice, and speech compression, which refers to computer software which can reduce the amount of data required to store or transmit digitally recorded speech while preserving its content and quality. These technologies, as developed to date, use speech recognition techniques that include the use of a proprietary neural network method. Neural networks are computer-based methods which simulate the way the human brain processes information.

      In March 1998, Fonix expanded its suite of human-computer interaction technologies by acquiring AcuVoice, Inc. ("AcuVoice"), a Cupertino, California-based developer of text-to-speech technologies. In September 1998, Fonix acquired Articulate Systems, Inc. ("Articulate"), a leading developer of specialized speech recognition applications used in the health care industry. In October 1998, Fonix acquired Papyrus Associates, Inc. and Papyrus Development Corporation, which are referred to collectively in this prospectus as Papyrus, developers of printing and cursive handwriting recognition products and technologies. Articulate and Papyrus are located in Woburn, Massachusetts.

      Fonix markets technologies it has developed, together with text-to-speech technologies and products acquired from AcuVoice, and handwriting recognition products and applications acquired from Papyrus, through its Interactive
Technologies Solutions Group. The present marketing direction for the Interactive Technologies Solutions Group is to form relationships with third parties who can incorporate Fonix technologies and the other technologies available to the group into new or existing products. Such relationships may be structured in any of a variety of ways including traditional technology licenses, co-development relationships through joint ventures or otherwise, and strategic alliances. The third parties with whom Fonix presently has such relationships and with which it may have similar relationships in the future include developers of application software, operating systems, computer, microprocessor chips, consumer electronics, automobile, telephony and health care technology products.


      On May 19, 1999, Fonix signed an agreement to sell the operations and a significant portion of the assets of its HealthCare Solutions Group, through which the Company had marketed its large vocabulary speech recognition software for the capture, transcription, and management of clinical medical information, to Lernout & Hauspie Speech Products N.V., an unrelated third party. The sale is subject to approval by Fonix's shareholders, and is scheduled to close during the third quarter of 1999. The proceeds from the sale will be used to reduce certain of the

Company's  liabilities  and provide  working  capital to allow Fonix to focus on
marketing  and  development  of  technologies   and  products   offered  by  its
Interactive Technologies Solutions Group as follows:

      o Voice internet/web access and navigation to retrieve information and execute electronic commerce transactions such as stock trades and quotes, news, weather, sports, travel, and entertainment reservations;

      o Speech and handwriting applications for embedded systems in mobile consumer electronics including personal data assistants ("PDAs"), smart phones, and automobile navigation systems;

      o Integrated pen and voice input for the next generation of computing devices and intelligent appliances such as palmPCs, tablets, smart phones, and kiosks; and

      o Automated dictation and transcription speech recognition for use in natural, open environments without individual training requirements to facilitate personal dictation, meeting and conference transcription, and live closed captioning.

      Fonix's principal executive offices are located at 60 East South Temple Street, Suite 1225, Salt Lake City, Utah 84111. Its telephone number is (801) 328-8700. References to Fonix in this prospectus include Fonix and its wholly owned subsidiaries.

This offering

      The Shares covered by this prospectus are the shares of common stock issued or issuable by Fonix upon the conversion of certain Series D 4% Convertible Preferred Stock or Series E 4% Convertible Preferred Stock, or the exercise of warrants issued or issuable in connection with those classes of preferred stock. The details regarding the classes of preferred stock and the Shares covered by this prospectus are as follows:

      Under an agreement dated August 31, 1998, Fonix issued a total of 1,108,334 shares of its Series D preferred stock. In return for 500,000 shares of the Series D preferred stock, Fonix received a total of $10,000,000 in new funding from four investors. That funding was used primarily to finance the Articulate Systems, Inc. acquisition. As part of the same transaction, Fonix issued 608,334 shares of the Series D preferred stock in exchange for the agreement of seven investors to cancel their right to receive "reset shares" of Fonix common stock in connection with a private placement of Fonix common stock completed in March 1998.

      Under a second agreement dated September 30, 1998, Fonix issued a total of 250,000 shares of its Series E preferred stock. For 100,000 shares of the Series E preferred stock, Fonix received $2,000,000 of additional funding from two investors, which also were purchasers of Series D preferred stock. The purchasers of the Series E preferred stock surrendered a total of 150,000 shares of Series D preferred stock, one-for-one, for the other 150,000 shares of Series E preferred stock.

      Subsequently, on November 13, 1998, Fonix sold 50,000 additional shares of Series D preferred stock on the same terms and conditions as the August 31, 1998 agreement.

      Both the Series D and the Series E preferred stock are convertible into shares of Fonix common stock according to one of three separate conversion formulas. The converting preferred stock holder chooses the conversion formula at the time of conversion. Under one conversion option, the preferred stock holder receives both common stock and common stock purchase warrants upon conversion of the preferred stock. Fonix will not issue warrants if the converting holder selects either of the other two conversion formulas. As part of the Series D and Series E transactions, Fonix agreed that it would register the shares of common stock issuable upon conversion of the Series D and Series E or the exercise of any warrants issued upon conversion for public resales by the converting or exercising holder.

                              Recent developments


      Resignation of Stephen M. Studdert as Chief Executive Officer, Chairman and Director



      On January 26, 1999, Stephen M. Studdert resigned as Fonix's Chief Executive Officer. On April 30, 1999, Mr. Studdert resigned as Chairman of the Board of Directors of Fonix, and on July 15, 1999, Mr. Studdert resigned his position as a member of the Board. On April 30, 1999, Thomas A. Murdock, the CEO of Fonix, was elected Chairman of the Board of Directors. In connection with Mr. Studdert's resignation, Fonix entered into a separation agreement with Mr. Studdert under which Mr. Studdert released Fonix from all claims and obligations under his Employment Agreement and Fonix agreed to pay Mr. Studdert $250,000 per year through January 31, 2001, and $100,000 for the year ended January 31, 2002.


      Sale of HealthCare Solutions Group


      Fonix recently signed an agreement to sell the operations and a significant portion of the assets of its HealthCare Solutions Group to Lernout & Hauspie Speech Products N.V., an unrelated third party, for $28,000,000, of which $24,000,000 is to be paid at closing, and the remaining $4,000,000 to be paid in two installments of $2,000,000 each over the next two years as an earnout based on performance of the HealthCare Solutions Group. The sale is subject to approval by Fonix's shareholders, and is scheduled to close during the third quarter of 1999. The proceeds from the sale will be used to reduce certain of the Company's liabilities and to provide working capital to allow Fonix to focus on marketing and development opportunities for its Interactive Technology Solutions Group.

      Loan Agreements


      On April 22, 1999, the Company and Lernout & Hauspie Speech Products N.V. ("L&H") entered into a loan agreement, (the "April Loan"), the terms of which provide that L&H will lend$1,100,000 to the Company at an interest rate of two percent above a defined prime rate. The principal and accrued interest are due on the earlier of August 31, 1999, or the date the sale of the HealthCare Solutions Group is consummated, and is secured by the intellectual property of the HealthCare Solutions Group. In connection with the April Loan, the Company issued to L&H a warrant which allows L&H to purchase 250,000 shares of common stock of the Company at a price of approximately $0.60 per share. The warrant expires October 18, 1999. In connection with the issuance of the warrant, the Company recorded a deferred finance charge totaling $35,959 to be amortized over the term of the April Loan. The fair value of the warrants was determined as of the date of grant using the Black-Scholes pricing model assuming the following: dividend yield of 0%; expected volatility of 85%; risk free interest rate of 5.1%; and an expected life of six months.

      On May 19, 1999, the Company and L&H entered into an additional loan agreement (the "May Loan"), the terms of which provide that L&H will lend$4,900,000 to the Company at an interest rate of two percent above a defined prime rate. The May Loan is secured by the Company's common stock of Articulate. If, as of August 31, 1999, the sale of the HealthCare Solutions Group has not been consummated and L&H has breached any of its covenants or its representations and warranties, then the Company is obligated to pay accrued interest quarterly beginning the first day of August 1999, and the principal will be due July 28, 2001. If, as of August 31, 1999, the Sale has not been consummated and the Company has breached any of its covenants or its representations and warranties or disclosed information to a third person in connection with a potential purchase of the HealthCare Solutions Group, then the Company is obligated to pay all accrued interest and the principal August 31, 1999. Under any other circumstances, all interest and principal shall be payable December 2, 1999. L&H received a warrant in connection with the May Loan which allows L&H to purchase 600,000 shares of Common Stock of the Company at a price of $0.70 per share. The warrant expires May 17, 2001. In connection with the issuance of the warrant, the Company recorded a deferred finance charge totaling $210,280 to be amortized over the term of the May Loan. The fair value of the warrants was determined as of the date of grant using the Black-Scholes pricing model assuming the following: dividend yield of 0%; expected volatility of 85%; risk free interest rate of 5.1%; and an expected life of two years.

     Sublease of the Company's Cupertino, California property

     Effective May 25, 1999 the Company entered into an agreement to sublease 8,048 square feet from a total 10,048 square feet of its Cupertino, California facility to an unrelated third party. The remaining 2,000 square feet occupied by the Company is to be turned over to the sublessee no sooner than six months nor later than nine months from the commencement of the sublease. The agreement requires the sublessee to pay approximately 80% percent of the Company's obligation under the primary lease agreement through the six to nine month period of reduced occupancy by the Company and 100% thereafter through May 31, 2003.

     Potential Delisting of the Company's common stock from the Nasdaq SmallCap Market

     On June 29, 1999, the Company received a letter from Nasdaq, notifying the Company that unless the minimum bid price for the Company's common stock returned to at least $1.00 per share or more for at least ten consecutive trading days before September 29, 1999, the Company's common stock would be delisted from the Nasdaq SmallCap Market on October 1, 1999. Such action could result in a reduction in the liquidity of the Company's common stock, and would also trigger certain rights of the holders of the Company's Series C 5% Convertible Debentures and of the Company's Series D and Series E Preferred Stock. However, in the event of delisting from the Nasdaq SmallCap Market as described above, the Company believes that its shares qualify for listing on the OTC Bulletin Board. See "Risk Factors - Potential Delisting from the Nasdaq SmallCap Market could have an adverse effect on the liquidity of the Company's common stock and will trigger certain rights of debenture holders."


                Important information incorporated by reference

          For purposes of this prospectus, the Commission allows Fonix to "incorporate by reference" information Fonix has filed and will file with the Commission, which means that Fonix is disclosing important information to you by referring you to other information Fonix has filed with the Commission. The information Fonix incorporates by reference is considered part of this prospectus. Later information that Fonix will file with the Commission automatically will update and supersede the information included in this prospectus. Fonix specifically is incorporating by reference the following documents:


      o Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on April 15, 1999, together with Amendment No. 1 to the Annual Report on Form 10-K, filed with the Commission on August 11, 1999


      o Current Report on Form 8-K, dated December 22, 1998, filed with the Commission on January 7, 1999


      o Quarterly Report on Form 10-Q, for the period ended March 31, 1999, filed with the Commission on May 19, 1999, together with Amendment No. 1 to the Quarterly Report on Form 10-Q filed with the Commission on August 11, 1999


      o The description of Fonix's Common Stock included in Fonix's Registration Statement on Form 8-A, filed with the Commission on April 1, 1994

      You can request a free copy of any of the filings listed above by writing or calling Fonix at:

                         Fonix Corporation, Investor Relations
                                180 West Election Drive
                                  Draper, Utah 84020
                                    (801) 553-6600

Alternatively, certain of the documents incorporated by reference are available at the Commission's website at http://www.sec.gov.

      This prospectus is part of a registration statement that Fonix filed with the Commission. This prospectus does not contain all of the information included in the registration statement, as certain items are omitted in accordance with the rules and regulations of the Commission. Statements or descriptions contained in this prospectus about any agreements or other documents provide, in Fonix's belief, all information about such agreements or documents that is material to a decision to invest in the Shares covered by this prospectus, but not all terms of all such agreements and documents are described. If you want more information, Fonix refers you to the copy of such agreement or document filed as an exhibit to the registration statement or the reports and other materials incorporated by reference into this prospectus. The registration statement, including all of its exhibits and schedules, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you can obtain copies of all or any part of it from the Commission, although the Commission charges for such copies.

                         Where to get additional information

      Federal securities law requires Fonix to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, Fonix files annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

      o New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048

      o Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

      You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download Fonix's reports, proxy and information statements and other information. Reports and other information concerning Fonix also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

              Explanation about forward-looking information

          This prospectus, including information contained in documents that are incorporated by reference in this prospectus, contains "forward-looking statements," as that term is defined by federal securities laws, that relate to the financial condition, results of operations, plans, objectives, future performance and business of Fonix. These statements are frequently preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties, and whether those risks and uncertainties occur or develop adversely, Fonix's actual results may differ materially from those contemplated by such forward-looking statements. In the section of the prospectus entitled "Risk Factors" Fonix has summarized a number of the risks and uncertainties that could affect the actual outcome of the forward-looking statements included in this prospectus. Fonix advises you not to place undue reliance on such forward-looking statements in light of the material risks and uncertainties to which they are subject.

                                 Risk factors

      An investment in Fonix common stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. You should carefully consider the risks described below in addition to the other information presented in this prospectus or incorporated by reference into this prospectus before deciding to invest in the Shares covered by this prospectus.

Fonix's  substantial  and  continuing  losses  since  inception,   coupled  with
significant ongoing operating expenses, raise doubt about Fonix's ability to continue as a going concern

      Since its inception, Fonix has sustained ongoing losses. Such losses are presently continuing at an accelerated rate due to recent acquisitions, ongoing operating expenses and a lack of revenues sufficient to offset the increased operating expenses. Because past and current expenses exceed revenues, Fonix has negative working capital and has been forced to raise capital to fund ongoing operations by private sales of its securities, the terms of which transactions have been highly dilutive and involve considerable expense. Furthermore, in recent months, the financial condition of the Company has required the Company to negotiate with its creditors to extend the due date of certain obligations. In its present circumstances, there is substantial doubt about Fonix's ability to continue as a going concern absent immediate and significant sales of its existing products, substantial revenues from new licensing contracts or a relatively large sale of its securities in the near term.


      Fonix incurred a net loss of $9,294,861 for the three months ended March 31, 1999, and net losses of $43,118,782 and $22,453,948 for the years ended December 31, 1998 and 1997, respectively. For the three months ended March 31, 1999, Fonix recorded revenues from the operations of AcuVoice and Articulate businesses of $53,806 and $1,056,526, respectively. For the year ended December 31, 1998, Fonix recorded revenues from the operations of AcuVoice and Articulate businesses in the amount of $236,586 and 284,960, respectively. Other than these revenues, Fonix's only revenues to date resulted from one-time non-refundable license fees totaling $2,368,138 paid by Siemens Aktiengesellschaft for the use of technologies in integrated circuits suitable for telecommunications applications. On May 19, 1999, the Company signed an agreement to sell the operations and a significant portion of the assets of its HealthCare Solutions Group to Lernout & Hauspie Speech Products N.V.


      Fonix expects continuing losses from operating activities until such time as:

      o current and additional licensing or co-development arrangements with third parties that produce revenues sufficient to offset Fonix's ongoing operating expenses; or

      o revenues from the Interactive Technologies Solutions Group increase to levels sufficient to exceed Fonix's operating expenses.

Recently incurred debt obligations could impair Fonix's ability to continue as a going concern

      During the last half of 1998, Fonix incurred substantial amounts of debt which, coupled with Fonix's ongoing operating expenses, could hamper Fonix's ability to continue as a going concern unless Fonix is immediately able to generate significant revenues or to raise a substantial amount of capital to pay that debt. Much of Fonix's debt is payable on demand. Fonix does not presently have sufficient operating capital or revenues to allow Fonix to satisfy these obligations if demand for payment is made and Fonix cannot renegotiate the terms of the debt or otherwise persuade its creditors to withdraw their demand. In such event, Fonix's financial condition and operations could be adversely affected. The following discussion summarizes the extent and nature of such recently incurred debt.


      In connection with Fonix's acquisition of Articulate in September 1998, Fonix incurred new debt obligations to 13 former shareholders of Articulate in the aggregate amount of $4,747,339. These debt obligations are in the form of demand notes payable at any time after November 1, 1998, and bear interest at the annual rate of 8.5%. The due dates of these obligations subsequently were extended to dates ranging from April 1999 to October 1999, and, in some cases, Fonix has agreed to pay interest at rates exceeding 8.5% per annum. The Company and the payees of these obligations have agreed that the unpaid balances due will be paid out of the proceeds of the sale of the HealthCare Solutions Group. After the acquisition, Fonix also agreed to pay several Articulate employees incentive compensation for continued employment in the aggregate amount of $857,000, in connection with which Fonix issued 8.5% demand notes for $452,900 and recorded an accrued liability of $404,100 for the balance. The notes issued to the Articulate employees are presently payable on demand, but, as of the date hereof, Fonix has not received any demand for payment of the notes by the former Articulate employees. The $404,100 accrued liability was payable on or before January 31, 1999. The payees with respect to this obligation have orally agreed to an extension of the payment date to August 31, 1999, and the Company intends to pay all of these obligations out of the proceeds of the sale of its HealthCare Solutions Group.

      In connection with Fonix's acquisition of Papyrus in October 1998, Fonix also incurred new debt obligations in the form of promissory notes to the former shareholders of Papyrus in the aggregate amount of $1,710,000. With respect to $1,632,375 of the notes, the holders thereof have agreed to accept an aggregate payment of $1,188,909 in full satisfaction of the notes, if paid before August 31, 1999. Fonix intends to use a portion of the proceeds of the sale of its HealthCare Solutions Group to pay all of these notes.


      On December 2, 1998, Fonix borrowed $560,000 from an unaffiliated private lender. The loan accrues interest at the rate of 18% per annum, is secured by certain accounts receivable and was due January 2, 1999. Fonix has subsequently extended the due date of this loan from month to month by paying the lender the accrued interest plus a fee of $5,600. The loan balance has also been increased to $584,000 and is due August 31, 1999. However, Fonix anticipates that it will request and pay for an extension of the due date for one or more additional months beyond that date if the sale of the HealthCare Solutions Group has not closed.


      In addition to these notes, Fonix presently owes trade payables in the aggregate amount of approximately $2,400,000, some of which are more than 120 days overdue.

      Loan Agreements


      On April 22, 1999, the Company and Lernout & Hauspie Speech Products N.V. ("L&H") entered into a loan agreement, (the "April Loan"), the terms of which provide that L&H will lend $1,100,000 to the Company at an interest rate of two percent above a defined prime rate. The principal and accrued interest are due on the earlier of August 31, 1999, or the date the sale of the HealthCare Solutions Group is consummated, and is secured by the intellectual property of the HealthCare Solutions Group. In connection with the April Loan, the Company issued to L&H a warrant which allows L&H to purchase 250,000 shares of common stock of the Company at a price of approximately $0.60 per share. The warrant expires October 18, 1999. In connection with the issuance of the warrant, the Company recorded a deferred finance charge totaling $35,959 to be amortized over the term of the April Loan. The fair value of the warrants was determined as of the date of grant using the Black-Scholes pricing model assuming the following: dividend yield of 0%; expected volatility of 85%; risk free interest rate of 5.1%; and an expected life of six months.

      On May 19, 1999, the Company and L&H entered into an additional loan agreement (the "May Loan"), the terms of which provide that L&H will lend$4,900,000 to the Company at an interest rate of two percent above a defined prime rate. The May Loan is secured by the Company's common stock of Articulate. If, as of August 31, 1999, the sale of the HealthCare Solutions Group has not been consummated and L&H has breached any of its covenants or its representations and warranties, then the Company is obligated to pay accrued interest quarterly beginning the first day of August 1999, and the principal will be due July 28, 2001. If, as of August 31, 1999, the Sale has not been consummated and the Company has breached any of its covenants or its representations and warranties or disclosed information to a third person in connection with a potential purchase of the HealthCare Solutions Group, then the Company is obligated to pay all accrued interest and the principal August 31, 1999. Under any other circumstances, all interest and principal shall be payable December 2, 1999. L&H received a warrant in connection with the May Loan which allows L&H to purchase 600,000 shares of Common Stock of the Company at a price of $0.70 per share. The warrant expires May 17, 2001. In connection with the issuance of the warrant, the Company recorded a deferred finance charge totaling $210,280 to be amortized over the term of the May Loan. The fair value of the warrants was determined as of the date of grant using the Black-Scholes pricing model assuming the following: dividend yield of 0%; expected volatility of 85%; risk free interest rate of 5.1%; and an expected life of two years.

      All of these debt obligations are in addition to Fonix's regularly recurring operating expenses. At present, Fonix's revenues from existing licensing arrangements and products are not sufficient to offset Fonix's ongoing operating expenses or to pay substantial amounts of Fonix's presently due debt. There is substantial risk, therefore, that the existence and extent of the debt obligations described above could adversely affect Fonix, its operations and financial condition.

If Fonix does not receive additional capital when and in the amounts needed in the near future, its ability to continue as a going concern is in substantial doubt.

      Fonix anticipates incurring substantial product development and research and general operating expenses for the foreseeable future which will require substantial amounts of additional capital on an ongoing basis. These capital needs are in addition to the amounts required to repay the debt discussed above. Fonix most likely will have to obtain such capital from sales of its equity, convertible equity and debt securities. Obtaining future financing may be costly and will be dilutive to existing stockholders. If Fonix is not able to obtain financing when and in the amounts needed, and on terms that are acceptable to it, Fonix's operations, financial condition and prospects could be materially and adversely affected, and Fonix could be forced to curtail its operations or sell part or all of its assets, including its core technologies.

Holders of Fonix common stock are subject to the risk of additional and substantial dilution to their interests as a result of the conversion of presently issued preferred stock and other securities convertible into common stock.

      Introduction

      Fonix presently has three series of preferred stock outstanding: Series A, Series D and Series E. All of Fonix's presently outstanding preferred stock is convertible into shares of Fonix common stock. The Series A preferred stock was issued in October 1995 and is convertible, one-for-one into 166,667 shares of Fonix common stock at the option of the holder. The Series D and Series E preferred stock is convertible into Fonix common stock according to one of three separate conversion formulas, one of which is based, in part, on the market price of Fonix common stock during the several week period leading up to the conversion date. Such conversion formulas are described in more detail in the section of this prospectus entitled "Selling Stockholders".

      In addition to the Series D and Series E preferred stock, Fonix has other contractual obligations to issue additional shares of its common stock that are dependent on the prevailing market price of Fonix common stock. Specifically, on December 22, 1998, Fonix completed a private placement "Equity Offering" of 1,801,802 shares of common stock. The investor that participated in that Equity Offering also acquired "Repricing Rights" that entitle the holder to receive that number of additional shares of Fonix common stock for no additional consideration which shall be determined by multiplying the number of Repricing Rights exercised by the following fraction:

                            (Repricing Price - Market Price)
                           ----------------------------------
                                      Market Price

The investor acquired one Repricing Right for each share of Fonix common stock purchased. The Repricing Rights will expire nine months after the effective date of a registration statement covering the common stock issued on December 22, 1998, and issuable upon exercise of the Repricing Rights. "Market Price" is defined as the lowest closing bid price of Fonix common stock, as quoted on the Nasdaq SmallCap Market, during the 15 consecutive trading days immediately preceding the exercise date. "Repricing Price" is defined as:

           $1.3875 from March 22, 1999 to and including April 21, 1999,
           $1.3986 from April 22, 1999 to and including  May 21, 1999,
           $1.4097 from May 22, 1999 to and including  June 20, 1999,
           $1.4208 from June 21, 1999 to and including July 20, 1999, and $1.4319 at any time after July 21, 1999 until the expiration of the Repricing Rights.

Repricing Rights.

      In addition to the Repricing Rights, Fonix has, since the issuance of the Series D and Series E preferred stock, issued other securities that are convertible into Common Stock according to a conversion formula that is determined by reference to the market price of the Common Stock at and around the time of conversion. Specifically, on January 29, 1999, Fonix entered into a Securities Purchase Agreement (the "Debenture Purchase Agreement") with four investors. Under the Debenture Purchase Agreement, as subsequently supplemented on March 3, 1999, Fonix agreed to issue its Series C 5% Convertible Debentures ("Debentures") in the aggregate principal amount of $6,500,000. Included among the investors that purchased the Debentures are some of the holders of the Series D and Series E preferred stock and the Repricing Rights.

      The outstanding principal amount of the Debentures is convertible at any time at the option of the holder into shares of Common Stock at a conversion price equal to the lesser of the following:

      1.     $1.25; or
      2.     The average of the  closing  bid price of the Common  Stock for the
             five  trading  days  immediately   preceding  the  conversion  date
             multiplied by 80%.

In connection with the sale of the Debentures, Fonix issued to the investors a total of 400,000 Common Stock purchase warrants having an exercise price of $1.25 per share and having a term of three years.

      The following table identifies the number of outstanding shares of the Series D and Series E Preferred Stock, the total number of Repricing Rights outstanding and the total principal amount of the Debentures outstanding, and the total number of shares of Common Stock issuable assuming the hypothetical conversion or exercise of all such preferred stock, Repricing Rights or Debentures as of June 1, 1999. For purposes of this table, Fonix has assumed that the holders of the Series D and E preferred stock would have elected that conversion price that would yield the greatest number of shares of common stock upon conversion. All calculations exclude the issuance of shares of common stock as payment of dividends accrued on the Series D and Series E preferred stock and the Debentures at the date of conversion, as well as shares of common stock issued upon conversion of the Series D and Series E Preferred Stock prior to the date of this prospectus.

                                  Number of                 Shares of               Percent of
                                  Convertible               Common                Common Stock
                                  Securities                Stock                   Owned By
Convertible                       Outstanding/              Issuable              Holders After
Security                          Principal                 Upon                   Conversion
                                  Amount of                 Conversion or
                                  Debentures                Exercise
---------------------------    ----------------------    --------------------- -  ----------------------
Series D Preferred Stock            972,334                    39,687,102              35.97%
Series E Preferred Stock             43,500                     1,775,510               2.45%
Repricing Rights                  1,801,802                     2,981,626               4.05%
Debentures                       $6,500,000                    13,978,495              16.52%
                                                         ---------------------    ----------------------
                      Total                                    59,101,671              45.55%
                                                         =====================    ======================


      The following table describes the number of shares of Common Stock that would be issuable assuming all of the presently issued and outstanding shares of Series D and Series E preferred stock were converted, the Repricing Rights were exercised on the terms most beneficial to the holder, and the Debentures were converted, and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts (the table excludes effect of the issuance of shares of common stock upon payment of accrued dividends and also excludes differences among the various methods of calculating the applicable conversion or exercise price):

                                              Shares of Common Stock Issuable Upon Conversion
                                                              or Exercise of
--------------------------    -------------------------------------------------------------------------------    -------------------
                                                                                                                 Total
Hypothetical                  Series D             Series E                                                      Common
Conversion/                   Preferred            Preferred            Repricing                                Stock
Exercise Price                Stock                Stock                Rights              Debentures           Issuable
--------------------------    -----------------    -----------------    ----------------  -------------------    -------------------
            $0.25              77,786,720            3,480,000           8,358,199           26,000,000            115,624,919
            $0.75              25,928,907            1,160,000           1,584,865            8,666,667             37,340,439
            $1.50              12,964,453              580,000                   0            4,333,333             17,877,786
            $2.25               8,642,969              386,667                   0            2,888,889             11,918,525
            $3.00               6,482,227              290,000                   0            2,166,667              8,938,894


      Given the structure of the conversion formulas applicable to the Series D and Series E preferred stock, and the other convertible securities described above, there effectively is no limitation on the number of shares of Fonix common stock into which such convertible securities may be converted or exercised. As the market price of the Fonix common stock decreases, the number of shares of Fonix common stock underlying the Series D and Series E preferred stock and such other convertible securities continues to increase. The following specific risk factors relative to this dilution should be considered before deciding to purchase the Shares offered by this prospectus.

     Overall Dilution to Market Price and Relative Voting Power of Previously Issued Common Stock

      The conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights and the conversion of the Debentures may result in substantial dilution to the equity interests of other holders of Fonix common stock. Specifically, the issuance of a significant amount of additional Fonix common stock would result in a decrease of the relative voting control of Fonix common stock issued and outstanding prior to the conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights and the conversion of the Debentures. Furthermore, public resales of Fonix common stock following the conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights or the conversion of the Debentures likely would depress the prevailing market price of Fonix common stock. Even prior to the time of actual conversions, exercises and public resales, the market "overhang" resulting from the mere existence of Fonix's obligation to honor such conversions or exercises could depress the market price of Fonix common stock.

      Increased Dilution With Decreases in Market Price of Common Stock

      The outstanding shares of Series D and Series E preferred stock are convertible, the Repricing Rights are exercisable and the Debentures are convertible, at a floating price that may and likely will be below the market price of Fonix common stock prevailing at the time of conversion or exercise. As a result, the lower the market price of Fonix common stock at and around the time the holder converts or exercises, the more Fonix common stock the holder of such convertible securities gets. Any increase in the number of shares of Fonix common stock issued upon conversion or exercise as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph of this risk factor.

      Increased Potential for Short Sales

      Downward pressure on the market price of Fonix common stock that likely would result from sales of Fonix common stock issued on conversion of the Series D and Series E preferred stock, the exercise of the Repricing Rights or the conversion of the Debentures could encourage short sales of common stock by the holders of the Series D and Series E preferred stock, the Repricing Rights, the Debentures or others. Material amounts of such short selling could place further downward pressure on the market price of Fonix common stock.

      Limited Effect of Restrictions on Extent of Conversions

      The holders of the Series D and Series E preferred stock, the Repricing Rights and the Debentures are prohibited from converting their preferred stock or exercising their Repricing Rights into more than 4.999% of the then outstanding Fonix common stock. This restriction, however, does not prevent such holders from either waiving such limitation or converting or exercising and selling some of their convertible security position and thereafter converting or exercising the rest or another significant portion of their holding. In this way, individual holders of Series D and Series E preferred stock and Repricing Rights could sell more than 4.999% of the outstanding Fonix common stock in a relatively short time frame while never holding more than 4.999% at a time.

If Fonix has difficulty integrating into its business and capitalizing on recent
acquisitions,   its  operations  and  financial  prospects  could  be  adversely affected.

      Fonix recently has completed the acquisitions of AcuVoice, Articulate, The MRC Group, and Papyrus. Notwithstanding its agreement to sell the HealthCare Solutions Group, Fonix's acquisitions of AcuVoice, Articulate and Papyrus present risks including at least the following:

      o Fonix may have difficulty financing ongoing operations of acquired businesses to the extent such businesses are not generating positive cash flows;

      o Fonix may have difficulty combining or integrating the technology, operations, management or work force of the acquired businesses with Fonix's or its subsidiaries' existing operations;

      o Fonix may have difficulty retaining the key personnel of the acquired businesses;

      o Fonix may have difficulty expanding Fonix's financial and management controls and reporting systems and procedures to the acquired businesses;

      o Fonix may have difficulty maintaining uniform standards, controls, procedures, and policies across its entire organization, including the acquired businesses;

      o There may be impairment of relationships with employees, vendors and customers as a result of the integration of new businesses and management personnel; and

      o There may be diversion of management attention during the pendency of transactions, and increased commitment of management resources and related expenses resulting from efforts to integrate and manage acquired businesses located at a distance from Fonix's principal executive offices and research facilities.

Fonix has only a limited product offering and many of its key technologies are still in the development stage.

      There presently are only a limited number of commercially available applications or products incorporating the Fonix technologies. Through its Interactive Technologies Solutions Group, Fonix markets text-to-speech products acquired from AcuVoice and the Allegro handwriting recognition software acquired from Papyrus. Fonix has also licensed certain elements of its speech recognition technologies to Siemens for incorporation into telecommunications equipment to be manufactured by Siemens. Those products are not yet being manufactured. These product offerings are still relatively limited and have not generated to date significant revenues. An additional element of Fonix's business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements and license agreements with third parties. Other than the arrangement with Siemens, a collaborative scientific agreement with the Oregon Graduate Institute of Science and Technology, a similar agreement with Brigham Young University and a license of its Allegro handwriting recognition technology, Fonix presently has no licensing or co-development agreements with any third party for the technologies which it has developed to date.

The market for many of Fonix's technologies is largely unproven and may never develop sufficiently to allow Fonix to capitalize on its technology and products.

      The market for human-computer interaction technologies, including automated speech recognition technologies, is relatively new. Fonix's technologies are new and, in many instances, represent a significant departure from technologies which already have found a degree of acceptance in the human-computer interaction marketplace. The financial performance of Fonix will depend, in part, on the future development, growth and ultimate size of the market for human-computer interaction applications and products generally, and applications and products incorporating Fonix's technologies and the applications and products of its Interactive Technologies Solutions Group specifically. Applications and products incorporating Fonix's technologies will compete with more conventional means of information processing such as data entry, access by keyboard or touch-tone phone or professional dictation services. Fonix believes that there is a substantial potential market for applications and products incorporating advanced human-computer interface technologies including speech recognition, speech synthesis, speech compression, speaker identification and verification, handwriting recognition, pen and touch screen input and natural language understanding. Nevertheless, such a market for Fonix's technologies or for products incorporating Fonix's technologies may never develop to the point that profitable operations can be achieved or sustained.

Competition from other industry participants and rapid technological change could impede Fonix's ability to achieve profitable operations.

      The computer hardware and software industries are highly and intensely competitive. In particular, the human computer interaction market sector and specifically the speech recognition, computer voice and communications industries are characterized by rapid technological change. Competition in the market sector of human-computer interaction technology is based largely on marketing ability and resources, distribution channels, technology and product superiority and product service and support. The development of new technology or material improvements to existing technologies by Fonix's competitors may render Fonix's technologies less attractive or even obsolete. Accordingly, the success of Fonix will depend upon its ability to continually enhance its technologies and interactive solutions and products to keep pace with or ahead of technological developments and to address the changing needs of the marketplace. Some of Fonix's competitors have greater experience in developing, manufacturing and marketing human computer interface technologies, applications and products, and some have far greater financial and other resources than
Fonix, or its potential licensees and co-developers, as well as broader name-recognition, more-established technology reputations, and mature distribution channels for their products and technologies. Barriers to entry in the software industry are low, and as the market for various human computer interaction products expands and matures, Fonix expects more entrants into this already competitive arena.

Fonix's independent public accountants have included a "going concern" paragraph in their audit reports for the years ended December 31, 1998, 1997 and 1996.

      The auditors' reports for Fonix's financial statements for the years 1998, 1997, and 1996 include an explanatory paragraph regarding substantial doubt about Fonix's ability to continue as a going concern. This may have an adverse effect on the Company's ability to obtain financing.

Potential delisting from the Nasdaq SmallCap Market could have an adverse effect on the liquidity of the Company's common stock and would trigger certain rights of the holders of the Company's Debentures and Preferred Stock.

         The Company's common stock currently trades on the Nasdaq SmallCap Market which requires, for continued listing, a minimum bid price of at least $1.00 per share. At June 29, 1999, the Company's common stock had traded below $1.00 for more than thirty consecutive trading days. On June 29, 1999, the Company received a letter from Nasdaq indicating that unless the minimum bid price for the Company's common stock returned to at least $1.00 per share for at least ten consecutive trading days prior to September 29, 1999, the Company's shares would be delisted from the Nasdaq SmallCap Market on October 1, 1999. The Company has the right to appeal Nasdaq's notice and/or listing determination on or before September 29, 1999.

         If the Company's common stock is delisted from the Nasdaq SmallCap Market, the Company believes that its common stock would qualify for listing on the OTC Bulletin Board. However, the result of delisting from the Nasdaq SmallCap Market could be a reduction in the liquidity of any investment in the Company's common stock, even if the Company's shares are thereafter traded on the OTC Bulletin Board. Further, delisting could reduce the ability of holders of the Company's common stock to purchase or sell shares as quickly and as inexpensively as they have done historically.

         Additionally, if the Company's common stock is delisted from the Nasdaq SmallCap Market and is not relisted within three trading days, an event of default would result under the terms of the Series C 5% Convertible Debentures (the "Debentures"). Upon the occurrence of an event of default, the full
$6,500,000 principal amount of all of the Debentures, together with accrued interest and all other amounts owing in respect thereof, would become immediately due and payable in cash. The requirement to pay such amounts would deplete the Company's existing cash, and would require the Company to incur additional debt, thus further increasing the Company's debt obligations. There can be no assurance that the Company would be able to borrow the amounts needed to pay the holders of the Debentures or that such financing, if it were available to the Company, would be available on terms satisfactory to the Company. Presently, the Company does not have sufficient cash or other liquid assets to pay the amount which would be due if the holders of the Debentures declared a default thereunder.

         Finally, if the Company's common stock is delisted from the Nasdaq SmallCap Market and is not relisted within three trading days, the terms of the Series D and Series E Preferred Stock require the Company to pay to each holder of Series D or Series E Preferred Stock a fee of two percent of the purchase price of the Series D or Series E Preferred Stock, to be paid in cash, for each month that the stock is delisted. The requirement to pay such amounts would deplete the Company's existing cash, and would require the Company to incur additional debt, thus further increasing the Company's debt obligations. There can be no assurance that the Company would be able to borrow the amounts needed to pay the holders of the Series D or Series E Preferred Stock or that such financing, if it were available to the Company, would be available on terms satisfactory to the Company. Presently, the Company does not have sufficient cash or other liquid assets to pay the amount which would be due.

Fonix's operations and financial condition could be adversely affected by Fonix's failure or inability to protect its intellectual property or if Fonix's technologies are found to infringe the intellectual property of a third party.

      Dependence on proprietary technology

      Fonix's success is heavily dependent upon proprietary technology. On June 17, 1997, the United States Patent and Trademark Office issued U.S. Patent No. 5,640,490 entitled "A User Independent, Real-time Speech Recognition System and Method." The patent has a 20-year life running from the November 4, 1994 filing date, and has been assigned to Fonix. This patent covers certain elements of the Fonix voice recognition technologies. Fonix has acquired other patents and has filed additional patent applications. In addition to its patents, Fonix relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Such means of protecting Fonix's proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that Fonix takes, it may be possible for unauthorized third parties to duplicate aspects of the Fonix technologies or the current or future products or technologies of its business units or to obtain and use information that Fonix regards as proprietary. Additionally, Fonix's competitors may independently develop similar or superior technology. Policing unauthorized proprietary rights is difficult, and some non-U.S. laws do not protect proprietary rights to the same extent as United States laws. Litigation periodically may be necessary to enforce Fonix's intellectual property rights, to protect its trade secrets or to determine the validity and scope of the proprietary rights of others. Fonix presently is prosecuting an infringement action brought by Articulate against Apple Computer, which action is now pending in federal court in Boston, Massachusetts. Such litigation often results in substantial costs and diversion of management resources and could materially adversely affect Fonix's business, operating results, and financial condition. The Company has agreed to pledge the voice recognition technologies patent as additional security for the repayment of the Company's Debentures. While the Company has not executed a pledge agreement in favor of the holders of the Debentures, it may be required to do so in the future. A breach of the Company's obligations under such Debentures could result in a loss of the Company's control of or rights under the patent.

     Risks of infringement by Fonix upon the technology of unrelated parties or entities

      Fonix is not aware and does not believe that any of its technologies or products infringe the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to its current or future technologies or products or products manufactured by others and incorporating Fonix's technologies. Fonix expects that participants in the human-computer interaction industry increasingly will be subject to infringement claims as the number of products and competitors in the industry grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause development delays, or require Fonix to enter into royalty or licensing agreements. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on Fonix's business, operating results, and financial condition.

Fonix is subject to the risk that certain key personnel, including key scientific employees and independent contractors named below, on whom Fonix depends, in part, for its operations, will cease to be involved with Fonix.

      Fonix is dependent on the knowledge, skill and expertise of several key scientific employees and independent contractors, including John A. Oberteuffer, Ph.D., C. Hal Hansen, Dale Lynn Shepherd, R. Brian Moncur, Tony R. Martinez, Ph.D., and Caroline Henton, Ph.D., and its executive officers, Thomas A. Murdock and Roger D. Dudley. Stephen M. Studdert recently resigned as the Chairman of the Board of Directors and Chief Executive Officer of Fonix. Mr. Murdock replaced Mr. Studdert as Chairman of the Board and Chief Executive Officer of Fonix. Fonix does not believe that Mr. Studdert's resignation will adversely affect Fonix's operations or financial condition. The loss, however, of any of the key personnel listed above could materially and adversely affect Fonix's future business efforts. Although Fonix has taken reasonable steps to protect its intellectual property rights including obtaining non-competition and non-disclosure agreements from all of its employees and independent contractors, if one or more of Fonix's key scientific or executive employees or independent contractors resigns from Fonix to join a competitor, to the extent not prohibited by such person's non-competition and non-disclosure agreement, the loss of such personnel and the employment of such personnel by a competitor could have a material adverse effect on Fonix. Fonix does not presently have any key man life insurance on any of its employees.

Risks associated with pending litigation between Fonix, John R. Clarke, and Perpetual Growth Fund could adversely affect Fonix if Fonix is required to pay significant amounts in money damages or as otherwise required by the court.

      On August 28, 1998, John R. Clarke and Perpetual Growth Fund, a company Clarke's spouse purportedly owns, commenced an action against Fonix in federal court for the Southern District of New York. Clarke and Perpetual Growth assert claims for breach of contract relating to certain financing Fonix received during 1998. Specifically, Clarke and Perpetual Growth allege that they entered into a contract with Fonix under which Fonix agreed to pay them a commission of 5% of all financing provided to Fonix by Southridge Capital Management or its affiliates. Clarke and Perpetual claim that they are entitled to commissions with respect to approximately $3,000,000 of equity financing to Fonix in July and August 1998, and Fonix's offerings of Series D and Series E preferred stock, totaling together $12,000,000, in August and September 1998.

       Fonix believes that the Clarke lawsuit is without merit and filed a motion to dismiss based upon the court's lack of personal jurisdiction over Fonix. The court granted Fonix's motion to dismiss, on a conditional basis, subject to the right of Clarke and Perpetual Growth to produce additional evidence which would establish jurisdiction of the New York court over Fonix. Clarke and Perpetual Growth have filed a motion with the New York court that sought to establish a factual and legal basis for the New York court's exercise of jurisdiction over Fonix. However, the court has denied that motion. In the interim, Fonix filed a suit against Clarke and Perpetual Growth in federal court for the Central District of Utah seeking a declaratory judgment that it does not owe any money to Clarke and Perpetual Growth. Now that the action in New York has been dismissed, Fonix intends to vigorously pursue the Utah action. However, Clarke and Perpetual Growth have appealed the dismissal of the New York action to the Second Circuit Court of Appeals. If the Court of Appeals reverses the decision of the lower court, Clarke and Perpetual Growth could prevail in the lawsuit, in which case Fonix may be required to pay significant amounts of money damages or other amounts awarded by the court. At a minimum, the ongoing nature of this action will result in some diversion of management time and effort from the operation of the business.

      In addition to the legal matters described above, Fonix is involved in other litigation that is routine or does not involve material liabilities and therefore is not separately discussed in this prospectus.

Year 2000 problems could adversely affect Fonix.

      Many computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems will need to be upgraded or replaced in order to comply with such Year 2000 requirements. Fonix is subject to the risk that problems encountered with Year 2000 issues, either in its internal systems, technologies and products, or in external systems could adversely affect its operations and financial condition.

      In the ordinary course of its business, Fonix tests and evaluates its technologies and software and hardware products. Fonix believes that all of its technologies and products generally are Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such technologies or products with respect to four digit date dependent data or the ability of such products to correctly create, store, process, and output information related to such data. However, Fonix may learn that certain of its technologies or products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage, and manipulation of data involving dates. In addition, Fonix has warranted or expects to warrant that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its technologies or products with respect to four digit date dependent data or the ability to create, store, process, and output information related to such data. If the end users of any of Fonix's technologies or products experience Year 2000 problems, those persons could assert claims for damages.

      Fonix uses third party equipment and software that may not be Year 2000 compliant. Fonix is presently conducting a review of key products provided by outside vendors to determine if their products are Year 2000 compliant. Although that process is not yet completed, Fonix presently believes that all software provided by third parties that is critical to its business is Year 2000 compliant. If this third party equipment or software does not operate properly with regard to the Year 2000 issue, Fonix may incur unexpected expenses to remedy any problems. Such costs may materially adversely affect Fonix's business, operating results, and financial condition. In addition, if Fonix's key systems, or a significant number of its systems, fail as a result of Year 2000 problems Fonix could incur substantial costs and disruption of its business. Fonix may also experience delays in implementing Year 2000 compliant software products. Any of these problems could potentially materially adversely affect Fonix's business, operating results, or financial condition.

      In addition, the purchasing patterns of Fonix's licensees, potential licensees, customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to license Fonix technologies or to purchase other Fonix products. This may adversely affect Fonix's business, operating results, and financial condition.

Fonix has no dividend history and no intention to pay dividends in the foreseeable future.

      Fonix has never paid dividends on or in connection with its common stock and does not intend to pay any dividends to common stockholders for the foreseeable future.

There may be additional unknown risks which could have a negative effect on Fonix.

      The risks and uncertainties described in this section are not the only ones facing Fonix. Additional risks and uncertainties not presently known to Fonix or that Fonix currently deems immaterial may also impair its business operations. If any of the following risks actually occur, Fonix's business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of Fonix common stock could decline and you may lose all or part of your investment.

                                 Use of proceeds

      All of the Shares, if and when sold, are being offered and sold by the selling stockholders or their pledgees, donees, transferees or other successors in interest. Fonix will not receive any proceeds from those sales. Fonix will, however, receive the proceeds of the payment of the exercise price upon the exercise of the warrants, if any are issued.

                            Selling stockholders

      The selling stockholders are six separate investment entities that are not affiliated in any way with Fonix or any of its affiliates, and neither the selling stockholders nor any of their affiliates have any relationship of any type with Fonix and its affiliates other than the presently established investment relationships between the selling stockholders, on the one hand, and Fonix, on the other hand. The selling stockholders have received or may receive the Shares when they have converted or when they will convert preferred stock that Fonix sold to them on August 31, 1998, September 30, 1998 and November 13, 1998. The selling stockholders also may obtain Shares when they exercise warrants they may receive when they convert preferred stock. The following summary describes how the selling stockholders have received or may receive the Shares.

      March 1998 private placement

      In March 1998, Fonix sold 3,333,333 shares of its common stock to the selling stockholders and one additional investor related to some of the selling stockholders. In connection with the sale of those shares, the selling stockholders acquired "reset" rights obligating Fonix to issue to them additional shares of common stock, referred to in this prospectus as Reset Shares, for no additional consideration if the average market price of Fonix's common stock for the 60-day period preceding July 27, 1998 did not equal or exceed $5.40 per share. In separate transactions in June and August 1998, certain of the selling stockholders provided $3,000,000 of additional equity financing to Fonix, in return for which Fonix issued to them 666,667 additional shares of common stock.

      Series D preferred stock

     Fonix and the selling stockholders entered into a Series D Preferred Stock Purchase Agreement dated August 31, 1998 ("Series D Agreement"). Under the Series D Agreement,

Fonix issued a total of 500,000 shares of its Series D 4% Convertible Preferred Stock to five of the selling stockholders in return for the payment by them of a total of $10,000,000. Additionally, Fonix issued to all of the selling stockholders, pro rata according to the number of shares of common stock acquired by them in the March 1998 offering, a total of 608,334 shares of Series D preferred stock in return for their relinquishment of their contractual right to receive Reset Shares. In connection with the same transaction, Fonix agreed to and did issue a total of 1,390,476 Reset Shares of common stock in respect of the $3,000,000 invested in June and August 1998 by certain of the selling stockholders. Subsequently, on November 13, 1998, Fonix sold 50,000 additional shares of Series D preferred stock to two of the selling stockholders on the same terms and conditions as the August 31, 1998 agreement.

      Each share of Series D preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are payable annually in cash or common stock at the option of Fonix. The Series D preferred stock is convertible into common stock at anytime after the earlier of November 29, 1998 or the date the registration statement of which this prospectus is a part is declared effective by the Commission. Holders of Series D preferred stock, however, may not convert during each month more than 25% of the total number of shares of Series D preferred stock originally issued to such holder on a cumulative basis. For example, during the first month a holder may convert up to 25% of the total preferred stock issued to it, and during the following month that same holder may convert, on an aggregate to date basis, up to 50% of the total number of shares of Series D preferred stock held by it. Additionally, any holder of Series D preferred stock may convert up to 50% of the number of shares of Series D preferred stock originally issued to it per month, on a cumulative basis, if both of the following conditions are satisfied:

      o the average daily trading volume of Fonix common stock is more than 500,000 shares for the 10-trading-day period before the conversion; and

      o the average per share closing bid price for such 10-trading-day period has not decreased by more than 5% from the closing bid price on the trading day immediately preceding the first day of such 10-trading-day period.

      Each share of Series D preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following at the option of the converting holder:

      1.     $3.50, or

      2.     the lesser of

             o $2.3375, which is 110% of the average per share closing bid price for the 15 trading days immediately preceding August 31, 1998; or

             o 90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of Fonix common stock on the date the warrants are issued and will have a 3- year term. Any shares of Series D preferred stock not converted as of August 31, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.

      As of June 1, 1999, 36,000 shares of Series D preferred stock had been converted into 1,288,479 shares of common stock, including amounts issued as payment of dividends accrued on the Series D preferred stock converted.

      Additionally, Fonix entered into a registration rights agreement with the purchasers of the Series D preferred stock under which Fonix must register the common stock issuable upon conversion of the Series D preferred stock, payment of stock dividends on the Series D preferred stock and exercise of any warrants issued upon conversion of the Series D preferred stock. Fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series D preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

      Series E preferred stock

      Fonix and two of the selling stockholders entered into a Series E Preferred Stock Exchange and Purchase Agreement dated September 30, 1998 ("Series E Agreement"). Under the Series E Agreement, Fonix issued a total of 100,000 shares of its Series E 4% Convertible Preferred Stock to two of the selling stockholders in return for the payment by them of a total of $2,000,000. Additionally, Fonix issued to the purchasers of the Series E preferred stock a total of 150,000 additional shares of Series E preferred stock in exchange for which those purchasers surrendered a total of 150,000 shares of Series D preferred stock.

      Each share of Series E preferred stock has a "stated" or principal value of $20, on which amount dividends accrue at the rate of 4% per annum and are payable annually in cash or common stock at the option of Fonix. The Series E preferred stock is convertible, in whole or in part, into common stock at anytime after its issuance.

      Each share of Series E preferred stock is convertible into that number of shares of common Stock as is determined by dividing $20 by the lesser of any of the following at the option of the converting holder:

      1.     $3.50, or

      2.     the lesser of

             o $1.4369, which is 110% of the average per share closing bid price for the 15 trading days immediately preceding September 30, 1998; or

             o 90% of the average of the 3 lowest per share closing bid prices during the 22 trading days immediately preceding the conversion date.

If the converting holder elects conversion option 1, in addition to the shares of common stock issued upon the conversion, the converting holder will receive a warrant to purchase 0.8 shares of common stock. Those warrants will have an exercise price that will be 120% of the per share closing bid price of Fonix common stock on the date the warrants are issued, will have a 3-year term. Any shares of Series E preferred stock not converted as of September 30, 2001 will automatically be converted into common stock according to whichever of the conversion formulas above yields the greatest number of shares of common stock.

      Additionally, Fonix entered into a registration rights agreement with the purchasers of the Series E preferred stock under which Fonix must register the common stock issuable upon conversion of the Series E preferred stock, payment of stock dividends on the Series E preferred stock and exercise of any warrants issued upon conversion of the Series E preferred stock. Fonix also covenanted to reserve out of its authorized and unissued shares of common stock no less than that number of shares that would be issuable upon the conversion of the Series E preferred stock and any dividends payable in stock on the preferred stock and the exercise of the warrants, if any.

      As of June 1, 1999, 206,500 shares of Series E preferred stock had been converted into 5,837,916 shares of common stock, including amounts issued as payment of dividends accrued on the Series E preferred stock converted.

      Assuming presently prevailing or decreased market prices for Fonix common stock, upon conversion of all of the Series D and Series E preferred stock, Fonix would be obligated to issue more common stock than presently is authorized by Fonix's certificate of incorporation, as amended to date. Moreover, the amount of common stock issuable upon full conversion of the Series D and Series E preferred stock could constitute more than 20% of the total number of shares of Fonix common stock issued and outstanding immediately before the Series D and Series E transactions. Consequently, under applicable provisions of Delaware law and the rules and regulations of the Nasdaq SmallCap Market, Fonix would have to obtain both:

      o the approval of the stockholders entitled to vote at a duly noticed meeting of the transactions contemplated by the Series D and Series E Agreements, and

      o the approval of a majority of the holders of the issued and outstanding shares of common stock to approve an amendment to Fonix's certificate of incorporation to increase the number of shares of common stock Fonix is authorized to issue.

Under the Series D and Series E Agreements, Fonix covenanted that it would prepare for and hold a special meeting of its shareholders to address such issues. Fonix presently is in the process of preparing for that special meeting.

      None of the selling stockholders have held any office or maintained any material relationship with Fonix or any of its predecessors or affiliates over the past three years. The selling stockholders reserve the right to reduce the number of Shares offered for sale or to otherwise decline to sell any or all of the Fonix Shares covered by this prospectus.

      The table below provides information about the actual or potential ownership of shares of Fonix common stock by the selling stockholders as of June 1, 1999 and the number of such shares included for sale in this prospectus. The number of shares of common stock issuable upon conversion of the Series D and Series E preferred stock varies according to the market price at and immediately preceding the conversion date. Solely for purposes of estimating the number of shares of common stock that would be issuable to the selling stockholders as set forth in the table below, Fonix and the selling stockholders have assumed a hypothetical conversion of all of the shares of Series D and shares of Series E preferred stock owned by the selling stockholder as of June 1, 1999, on which date the conversion price would have been $0.49. The actual conversion price and the number of Shares issuable upon such conversion could differ substantially. Under the terms and conditions of the Series D and Series E preferred stock, as set forth in the certificates of designation for the Series D and Series E preferred stock filed with the Secretary of State of Delaware, a selling stockholder is prohibited from converting such preferred stock to the extent such conversion by such person would result in that person beneficially owning more than 4.999% of the then outstanding shares of Fonix common stock following such conversion. This restriction may be waived by a selling stockholder as to itself, but not as to other holders of such preferred stock, and only upon not less than 75 days' notice to Fonix. This restriction does not prevent such holders from either waiving such limitation or converting and selling some of their convertible security position and thereafter converting or exercising the rest or another significant portion of their holding. In this way, individual holders of Series D and Series E preferred stock could sell more than 4.999% of the outstanding Fonix common stock in a relatively short time frame while never beneficially owning more than 4.999% of the outstanding Fonix common stock at a time. For purposes of calculating the number of shares of common stock issuable to each selling stockholder assuming a full conversion of all the Series D and Series E preferred stock held by it as set forth below, the effect of such 4.999% limitation has been disregarded. The number of shares issuable to each of the selling shareholders as described in the table below therefore exceeds the actual number of shares such selling stockholders may be entitled to beneficially own upon conversion of the preferred stock. The following information is not determinative of any selling stockholder's beneficial ownership of Fonix common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

      The registration statement of which this prospectus is a part covers up to 68,358,424 shares of common stock issuable upon the conversion of the Series D and Series E preferred stock, as payment in shares of Fonix common stock payable as dividends thereon, and issuable upon the exercise of warrants that may be issued upon the conversion of the Series D and Series E preferred stock, depending on the conversion formula selected by the converting preferred stock holder. Because the specific circumstances of the conversions of the Series D and Series E preferred stock is unascertainable at this time, the precise total number of shares of Fonix common stock offered by each Selling Stockholder cannot be fixed. The numbers in the table below represent the number of shares of Fonix common stock that would be issuable, and hence offered hereby, assuming the conversion of all of the Series D and E preferred stock as of June 1, 1999. The actual number of shares of Fonix common stock offered hereby may differ according to the actual number of shares issued upon such conversions. Additionally, there is no assurance that the Selling Stockholders will sell any or all of the Shares covered by the registration statement of which this prospectus is a part.


                                                           Common
                                   Percentage              Stock                                                   Percen-
                                   Shares of               Owned              Number             Number            tage of
                                   Common                  By or              of Shares          of                Common
                                   Stock                   Issuable           of                 Shares            Stock
                                   Owned by                to                 Common             of Com-           Bene-
                                   or Issuable             Selling            Stock              mon               ficially
                                   to Selling              Stock-             Offered            Stock             Owned
Name of Selling                    Stockholders            holders            Hereby             Owned             After
Stockholders                       Prior to                Prior to           (1)                After             the
                                   Offering                Offering                              Offering          Offering
------------------------------     -------------------     --------------     --------------  -  -------------     --------------

Dominion Capital                        14,864,190 (2)         21.04%              12,299,28     (3)               (3)
Fund, Ltd.
Sovereign Partners,                     17,928,306 (4)         25.37%              14,483,51     (3)               (3)
LP
Canadian Advantage                       2,176,385 (5)          3.08%              2,193,274     (3)               (3)
Limited Partnership
Endeavor Capital                         2,217,432 (6)          3.14%              2,259,610     (3)               (3)
Fund, S.A.
JNC Opportunity                         18,190,498 (7)         25.74%              18,536,49     (3)               (3)
Fund Ltd.
Diversified Strategies                     852,871 (8)          1.21%                869,093     (3)               (3)
Fund, L.P.
---------------------



      (1) The numbers set forth below represent the number of shares of Fonix common stock that would be issuable, and hence offered hereby, assuming the conversion of all of the

             Series D and Series E preferred stock as of June 1, 1999. The actual number of shares of Fonix common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

         (2)      Includes:
                  2,688,915         shares   of   common   stock   issued   upon
                                    conversion  of  98,000  shares  of  Series E
                                    preferred stock, together with shares issued
                                    as payment of dividends accrued thereon,  as
                                    of June 1, 1999;
                  8,307,233         shares of common stock issuable upon a
                                    hypothetical conversion of 197,514 shares of
                                    Series D preferred stock owned by the
                                    selling stockholder, together with shares
                                    issued as payment of dividends accrued
                                    thereon, as of June 1, 1999;
                  1,131,919         shares  of  common  stock  issuable  upon  a
                                    hypothetical  conversion of 27,000 shares of
                                    Series  E  preferred   stock  owned  by  the
                                    selling  stockholder,  together  with shares
                                    issued  as  payment  of  dividends   accrued
                                    thereon, as of June 1, 1999;
                  2,661,123         shares of  common  stock  issuable  upon the
                                    hypothetical    conversion   of   $1,218,750
                                    principal  amount of Series C 5% Convertible
                                    Debentures  issued  January  29,  1999,  and
                                    March 3, 1999, together with shares issuable as interest accrued thereon, assuming such principal amount were converted in full as of June 1, 1999; and
                     75,000         shares of common stock issuable upon the
                                    hypothetical exercise of a warrant issued in connection with the sale of the Series C 5%
                                    Convertible Debentures.

         (3) There is no assurance that the selling stockholders will sell any or all of the Shares offered hereby.


         (4)      Includes:
                  3,149,002         shares   of   common   stock   issued   upon
                                    conversion  of  108,500  shares  of Series E
                                    preferred stock, together with shares issued
                                    as payment of dividends accrued thereon,  as
                                    of June 1, 1999;
                 10,439,413         shares of common stock issuable upon a
                                    hypothetical conversion of 248,209 shares of
                                    Series D preferred stock owned by the
                                    selling stockholder, together with shares
                                    issued as payment of dividends accrued
                    691,728         shares of common stock issuable upon a
                                    hypothetical  conversion of 16,500 shares of
                                    Series E  preferred  stock owned  by the
                                    selling  stockholder, together  with  shares
                                    issued  as payment  of  dividends    accrued
                                    thereon, as of June 1, 1999;
                  3,548,163         shares of  common  stock  issuable  upon the
                                    hypothetical    conversion   of   $1,625,000
                                    principal  amount of Series C 5% Convertible
                                    Debentures  issued  January  29,  1999,  and
                                    March 3, 1999, together with shares issuable as interest accrued thereon, assuming such principal amount were converted in full as of June 1, 1999; and
                    100,000         shares of  common  stock  issuable  upon the
                                    hypothetical exercise of a warrant issued in connection with the sale of the Series C 5%
                                    Convertible Debentures.

         (5)      Includes:
                  1,288,479         shares   of   common   stock   issued   upon
                                    conversion  of  36,000  shares  of  Series D
                                    preferred stock, together with shares issued
                                    as payment of dividends accrued thereon,  as
                                    of June 1, 1999; and
                    887,906         shares of common stock issuable upon a
                                    hypothetical  conversion of 21,111 shares of
                                    Series D  preferred  stock owned  by the
                                    selling  stockholder, together  with  shares
                                    issued  as payment   of  dividends   accrued
                                    thereon, as of June 1, 1999.

         (6)      Comprised of:
                  2,217,432         shares of common stock issuable upon a
                                    hypothetical  conversion of 52,722 shares of
                                    Series D  preferred  stock owned  by the
                                    selling  stockholder, together  with  shares
                                    issued  as payment   of  dividends   accrued
                                    thereon, as of June 1, 1999.

         (7)      Comprised of:
                 18,190,498         shares of common stock issuable upon a
                                    hypothetical conversion of 432,500 shares of Series D preferred stock owned by the selling stockholder, together with shares issued as payment of dividends accrued thereon, as of June 1, 1999.

         (8)      Comprised of:
                    852,871 shares of common stock issuable upon a hypothetical conversion of 20,278 shares of Series D preferred stock owned by the selling stockholder, together with shares issued as payment of dividends accrued thereon, as of June 1, 1999.

      The following table lists the natural persons who control each of the selling stockholders.

                  Selling Stockholder                                Name of Natural Person Who Controls
-------------------------------------------------------    --------------------------------------------------------
Dominion Capital Fund, Ltd.                                Nina Ray and Carl O' Connell
Sovereign Partners, LP                                     Steven M. Hicks and Daniel Pickett
Canadian Advantage Limited Partnership                     Mark Valentine and Ian McKinnon
Endeavor Capital Fund, S.A                                 Shmuli Margulies
JNC Opportunity Fund Ltd.                                  Neil T. Chau and James Q. Chau
Diversified Strategies Fund, L.P.                          Neil T. Chau and James Q. Chau



                               Plan of distribution

      Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the selling stockholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the NASDAQ SmallCap Market, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

      o a block trade in which a broker-dealer engaged by the selling stockholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by such broker -dealer for its account under this prospectus;

      o an over-the-counter distribution in accordance with the rules of the NASDAQ SmallCap Market;

      o ordinary brokerage transactions in which the broker solicits purchasers; and

      o      privately negotiated transactions.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

      In connection with distributions of the Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Fonix Shares covered by this prospectus in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the Fonix Shares short and redeliver the Fonix Shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Fonix Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. The selling stockholders may also loan or pledge the Fonix Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

      Fonix has advised the selling stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, Fonix will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

      All costs, expenses and fees in connection with the registration of the shares will be borne by Fonix. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Fonix Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Fonix will not receive any proceeds from the sale of the Fonix Shares.

      Fonix has agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 3 years. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

      The selling stockholders are not obligated to sell any or all of the Fonix Shares covered by this prospectus.

      In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

                                 Legal matters

      The validity of the Shares offered hereby will be passed upon for Fonix by Durham Jones & Pinegar, P.C., 50 South Main Street, Suite 800, Salt Lake City, Utah 84144.

                               Material Changes

      The following unaudited pro forma financial information reflects the acquisitions of AcuVoice and Articulate during 1998, which constituted business combinations accounted for as purchases.


      On May 19, 1999, the Company entered into an agreement for the sale of the operations and a significant portion of the assets of its HealthCare Solutions Group to Lernout & Hauspie Speech Products N.V. However, because the requirements to consummate the sale have not yet been met, the Company does not give effect to the transaction in the following pro forma financial statements.

          Fonix Corporation and Subsidiaries
             [A Development Stage Company]
   Unaudited Pro Forma Condensed Consolidating Statements of Operations
         For the Year Ended December 31, 1998



                                                                                                    Pro Forma
                                                   Fonix             Acuvoice      Articulate      Adjustments         Consolidated
                                                Corporation          (Note 1)       (Note 1)         (Note 2)           Pro Forma
                                              ----------------    ------------   --------------   -------------      --------------

Revenues                                          $ 2,889,684        $ 50,808        $ 723,040        $ (4,073) (a)    $ 3,659,459
Cost of revenues                                       76,344               -           99,020               -             175,364
                                              ----------------    ------------   --------------   -------------      --------------

   Gross margin                                     2,813,340          50,808          624,020          (4,073)          3,484,095
                                              ----------------    ------------   --------------   -------------      --------------

Expenses:
   Product development and research                13,620,748          60,774        1,077,326         (18,762) (a)     14,740,086
   Purchased in-process research and
     development                                   13,136,000               -                -     (13,136,000) (b)              -
   Selling, general and administrative             12,612,015         176,115        1,381,017       2,059,743  (c)     16,209,276
                                                                                                       (19,614) (a)
                                              ----------------    ------------   --------------   -------------      --------------

       Total expenses                              39,368,763         236,889        2,458,343     (11,114,633)         30,949,362
                                              ----------------    ------------   --------------   -------------      --------------

Loss from operations                              (36,555,423)       (186,081)      (1,834,323)     11,110,560         (27,465,267)
                                              ----------------    ------------   --------------   -------------      --------------

Other income (expense)                               (451,782)           (175)        (172,646)       (269,016) (d)       (893,619)
Cancellation of common stock reset
  provision                                        (6,111,577)              -                -               -          (6,111,577)
                                              ----------------    ------------   --------------   -------------      --------------

       Total other income (expense), net           (6,563,359)           (175)        (172,646)       (269,016)         (7,005,196)
                                              ----------------    ------------   --------------   -------------      --------------

Net loss                                          (43,118,782)       (186,256)      (2,006,969)     10,841,544         (34,470,463)

          Preferred stock dividends                (4,797,249)              -                -        (323,016) (e)     (5,120,265)
                                              ----------------    ------------   --------------   -------------      --------------

Net loss attributable to common
  stockholders                                  $ (47,916,031)     $ (186,256)    $ (2,006,969)   $ 10,518,528       $ (39,590,728)
                                              ================    ============   ==============   =============      ==============

Basic and diluted net loss per common
  share                                               $ (0.91)                                                             $ (0.67)
                                              ================                                                       ==============

Weighted average common shares outstanding         52,511,185                                        6,767,267  (f)     59,278,452
                                              ================                                    =============      ==============

                                       P-1

                        FONIX CORPORATION AND SUBSIDIARIES
                           [A DEVELOPMENT STAGE COMPANY]
             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATING
                            STATEMENTS OF OPERATIONS

NOTE 1.  BASIS OF PRESENTATION

AcuVoice, Inc. - In March 1998, the Company acquired AcuVoice, Inc. ("AcuVoice"). AcuVoice developed and marketed TTS technologies and products directly to end-users, systems integrators and original equipment manufacturers for use in the telecommunications, multi-media, education and assistive technology markets. These same products and services are now provided by the Company's Interactive Technologies Solutions Group. The Company issued 2,692,216 shares of restricted common stock (having a market value of $16,995,972 on that date) and paid cash of approximately $8,000,000 for all of the then outstanding common shares of AcuVoice. The acquisition was accounted for as a purchase.

Of the 2,692,216 shares of stock issued, 80,000 shares were placed in escrow against which any claims for breach of warranty against the former shareholders of AcuVoice could be asserted by the Company. On March 12, 1999, the Company submitted a claim for the shares deposited into the escrow account based on the Company's assertion of misrepresentations made to the Company.

The purchase price allocations to tangible assets included $253,881 of cash, $13,728 of accounts receivable, $9,902 of fixed assets and $800 of prepaid expenses. The purchase price allocations to liabilities assumed included $22,929 of accounts payable and accrued expenses and $599,250 of notes payable.

The excess of the purchase price over the estimated fair market value of the acquired tangible net assets of AcuVoice was $25,339,840, of which $11,192,000 was capitalized as the purchase cost of the completed technology, $4,832,840 was capitalized as goodwill and $9,315,000 was expensed as purchased in-process research and development.

Articulate Systems, Inc. - In September 1998, the Company acquired Articulate Systems, Inc. ("Articulate"). Articulate was a provider of sophisticated voice recognition products to specialized segments of the health care industry. These same products and services are now provided by the Company's HealthCare Solutions Group, which the Company has since agreed to sell to Lernout & Hauspie N.V. The Company delivered 5,140,751 shares of restricted common stock (having a market value of $8,353,720 on that date), a cash payment of $7,787,249 and 8.5 percent demand notes in the aggregate amount of $4,747,339 for all the then outstanding common shares of Articulate. Additionally, the Company issued 98,132 stock options in exchange for all Articulate stock options outstanding on the date of acquisition at an exchange rate based on the relative fair value of the companies' stocks. The estimated fair value of the options issued was $130,000 using the Black-Scholes option pricing model with weighted average assumptions of a risk-free rate of 5.1 percent, expected life of 2.5 years, expected volatility of 85 percent and an expected dividend yield of 0 percent. Subsequent to the acquisition, the Company agreed to pay several Articulate employees incentive compensation for continued employment in the aggregate amount of $857,000. The Company issued 8.5 percent demand notes for $452,900 and recorded an accrued liability of $404,100 for the balance of this obligation. The Articulate acquisition was accounted for as a purchase.

Of the 5,140,751 shares of common stock issued, 315,575 shares were placed in escrow against which any claims for breach of warranty against the former shareholders of Articulate could be asserted by the Company and 1,985,000 shares were placed in escrow to be converted to a new class of non-voting common stock upon approval of the establishment of such a class of stock by the shareholders of the Company.

The purchase price allocations to tangible assets included $286,954 of cash, $62,835 of accounts receivable, $57,165 of inventory, $14,043 of prepaid expenses and $117,540 of fixed assets. The purchase price allocations to liabilities assumed included $310,008 of accounts payable and accrued expenses, $1,900,000 of notes payable and $929,690 of deferred revenue.

The excess of the purchase price over the estimated fair market value of the acquired tangible net assets of Articulate was $23,714,256, of which $13,945,000 was capitalized as the purchase cost of completed technology, $5,948,256 was capitalized as goodwill and other intangibles and $3,821,000 was expensed as purchased in-process research and development.

Papyrus Associates, Inc. and Papyrus Development Corporation - In October 1998, the Company acquired Papyrus Associates, Inc. ("PAI"), and Papyrus Development Corporation ("PDC") (together with PAI, "Papyrus"). PAI developed, marketed and supported printing and cursive handwriting recognition software for "personal digital assistants", pen tablets and mobile phones under the trademark,
Allegro(TM). PDC was a systems integration provider with expertise and intellectual property in imbedded systems and enhanced Internet applications. These same products and services are now provided by the Company's Interactive Technologies Solutions Group. The Company issued 3,111,114 shares of restricted common stock (having a market value of $3,208,336 on that date) and promissory notes aggregating $1,710,000 for all of the then outstanding common shares of PAI and PDC.

Of the 3,111,114 shares of common stock issued, 311,106 shares were placed in escrow against which any claims for breach of warranty against the former shareholders of Papyrus could be asserted by the Company.

The purchase price allocation to tangible assets included $10,342 of cash and $7,629 of accounts receivable. The purchase price allocation to liabilities assumed included $118,293 of accounts payable and accrued liabilities. The excess of the purchase price over the estimated fair market value of the acquired tangible net assets of Papyrus was $5,018,658 and was capitalized as goodwill.

The Company incurred $821,197 in research and development expenses related to services performed by Papyrus prior to the date of the acquisition.

The MRC Group, Inc. - On December 31, 1998, the Company acquired certain assets of The MRC Group, Inc. ("MRC") relating to MRC's selling, marketing and servicing of the PowerScribe(R) products. In consideration for the assets, the Company agreed to pay MRC $219,833 less certain amounts then owed to the Company, plus $133,333 per month for each of the three months immediately following the closing, less certain credits. Subsequent to December 31, 1998, the remaining amounts owing related to this acquisition are $216,666.

The purchase price allocations to tangible assets included $142,852 of accounts receivable and $40,000 of fixed assets. The purchase price allocations to liabilities assumed included $311,588 of accrued expenses and $849,742 of deferred revenue. Additionally, $152,839 of accounts receivable and $987,531 of deferred revenue from Articulate were eliminated in purchase accounting.

The excess of the purchase price over the estimated fair market value of the acquired tangible net assets of MRC was $314,761 which was capitalized as goodwill.

Proforma Financial Statement Data - The accompanying unaudited pro forma financial statement data for the year ended December 31, 1998 present the results of operations of the Company as if the acquisitions of AcuVoice and Articulate had occurred at the beginning of the year. The pro forma results have been prepared for illustrative purposes only and do not purport to be indicative of future results or what would have occurred had the acquisitions been made at the beginning of the year. The results of operations of Papyrus are not included in the unaudited pro forma financial statement data as the acquisition was not considered significant to the Company. The results of operations of MRC are not included in the unaudited pro forma financial statement data as the acquisition did not constitute the purchase of a business.

The accompanying unaudited pro forma statements of operations should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual Report on Form 10-K for the year ended December 31, 1998 and the historical financial statements of AcuVoice and Articulate and the notes thereto included in the Company's Current Reports on Form 8-K.

NOTE 2.  PRO FORMA ADJUSTMENTS

(a) The historical operations of AcuVoice for the period from March 14, 1998 to March 31, 1998 are included in the operating results of Fonix Corporation for the year ended December 31, 1998. The results of this 18- day period are eliminated from the pro forma condensed consolidated statement of operations so as to not be duplicative
           when   consolidating   with  the  results  from  the three-month
           period of prior to the acquisition of AcuVoice.

(b) Purchased in-process research and development in the amounts of $9,315,000 and $3,821,000 were expensed at the date of the acquisitions of AcuVoice and Articulate, respectively. These expenses were a non-recurring charge directly attributable to the acquisitions and are therefore eliminated from the pro forma condensed consolidating statement of operations.

(c) Amortization of purchased core technology and goodwill of $11,192,000 and $4,832,840, respectively, related to the acquisition of AcuVoice and $13,945,000 and $5,948,256, respectively, related to the acquisition of Articulate. These amounts are being amortized on a straight-line basis over a period of eight years.

(d) Interest on 8.5 percent demand notes issued to the Articulate shareholders.

(e) Dividends and beneficial conversion features related to the issuance of Series D 4% Convertible Preferred Stock, which proceeds were used to fund the cash portion of the purchase price of Articulate.

(f) Issuance of 2,692,216 shares and 5,140,751 shares of restricted common stock in connection with the acquisitions of AcuVoice and Articulate, respectively. The change in the weighted average number of common shares outstanding for the year ended December 31, 1998 is
           the  incremental   increase  for  the  period from January 1, 1998,
           through  the  date  of acquisition.

                      Table of Contents


Summary about Fonix and this offering................................................................................3
Recent developments..................................................................................................5
Important information incorporated by reference......................................................................7
Where to get additional information..................................................................................8
Explanation about forward-looking information........................................................................9
Risk factors........................................................................................................10
Use of proceeds.....................................................................................................25
Selling stockholders................................................................................................25
Plan of distribution................................................................................................33
Legal matters.......................................................................................................35
Material changes....................................................................................................35


                                                           --------------------





                                Fonix Corporation

                                   68,358,424
                                     SHARES

                                   COMMON STOCK

                              --------------------

                                   PROSPECTUS

                               -------------------


                               [August ___], 1999

                                     PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange  Commission  $   24,701
Legal fees and expenses of the Company                50,000
Accounting fees and expenses                          35,000
Blue Sky fees and expenses                               --
Printing expenses                                        500
Miscellaneous expenses                                 5,000
                                                  ----------
Total Expenses                                    $  115,201
                                                  ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

           Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

           Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

           Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

           Article Ninth of the registrant's Charter provides that, the registrant shall, "to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

           Article VII, Section 7 of the registrant's Bylaws further provides that the registrant "shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware."









                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ITEM 16. LIST OF EXHIBITS.

5          Opinion of Durham Jones & Pinegar, P.C.*

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.*

23.2       Consent of Arthur Andersen LLP

23.3       Consent of Deloitte & Touche LLP

23.4       Consent of Pritchett, Siler & Hardy, P.C.

24         Power of Attorney*

99.1 Securities Purchase Agreement by and among Fonix Corporation and JNC Strategic Fund Ltd., dated December 21, 1998*

99.2       Securities   Purchase  Agreement  among  Fonix  Corporation  and  the
           investors identified therein dated January 29, 1999, as supplemented on March 3, 1999*

-------------------
*Filed previously

ITEM 17. UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs
           (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

           (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this
Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the

Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement (File No. 333-67573) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 11th day of August, 1999.



                                           Fonix Corporation



                                           By:/s/ Thomas A. Murdock
                                        ---------------------------
                                        Thomas A. Murdock
                                        President, Chief Executive Officer

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title                                   Date
------------                ----------------------                  ------


/s/ Thomas A. Murdock       Chief Executive Officer, President,  August 11, 1999
--------------------------  Chairman of the Board of Directors
Thomas A. Murdock           (Principal Executive Officer)

/s/ Thomas A. Murdock*      Executive Vice President Finance     August 11, 1999
--------------------------  and Director
Roger D. Dudley             (Principal Financial Officer)


/s/ Thomas A. Murdock*      Chief Financial Officer (Principal   August 11, 1999
--------------------------  Accounting Officer)
Douglas L. Rex

/s/ Thomas A. Murdock*      Director                             August 11, 1999
--------------------------
Joseph Verner Reed

/s/ Thomas A. Murdock*      Director                             August 11, 1999
--------------------------
John A. Oberteuffer, Ph.D.

/s/ Thomas A. Murdock*      Director                             August 11, 1999
--------------------------
Rick D. Nydegger

/s/ Thomas A. Murdock*      Director                             August 11, 1999
--------------------------
Reginald K. Brack

* As Attorney-in-fact

                                  EXHIBIT INDEX

5          Opinion of Durham Jones & Pinegar, P.C.*

23.1 Consent of Durham Jones & Pinegar, P.C., included in Exhibit 5 filed herewith.*

23.2       Consent of Arthur Andersen LLP

23.3       Consent of Deloitte & Touche LLP

23.4       Consent of Pritchett, Siler & Hardy, P.C.

24         Power of Attorney*

99.1 Securities Purchase Agreement by and among Fonix Corporation and JNC Strategic Fund Ltd., dated December 21, 1998*

99.2       Securities   Purchase  Agreement  among  Fonix  Corporation  and  the
           investors identified therein dated January 29, 1999, as supplemented on March 3, 1999*

-----------------
* Previously Filed